As filed with the Securities and Exchange Commission on December 22, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE TORO COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	41-0580470 (I.R.S. Employer Identification No.)

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

(Address of Principal Executive Offices) (Zip Code)

The Toro Company

Investment, Savings and Employee Stock Ownership Plan

(Full Title of the Plan)

Timothy P. Dordell

Vice President, Secretary and General Counsel

The Toro Company

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

(952) 888-8801

(Name and Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies requested to:

Amy E. Culbert, Esq.

Fox Rothschild LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402

(612) 607-7287

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	8,000,000 shares		$55.30	$442,400,000	$51,274.16
Interests in the Plan (3)		(3)	—	—		(3)

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to The Toro Company Investment, Savings and Employee Stock Ownership Plan (the “Plan”) described herein as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock, par value $1.00 per share (“Common Stock”), of the Registrant.

(2)         Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock, as reported by the New York Stock Exchange on December 15, 2016.

(3)         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. Pursuant to Rule 457(h)(3), no registration fee is required to be paid.

STATEMENT UNDER GENERAL INSTRUCTION E—
REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is filed by The Toro Company (the “Registrant”) pursuant to General Instruction E of Form S-8 and relates to the Registrant’s earlier Registration Statements on Form S-8, as follows:

•                  Registration Statement on Form S-8 (No. 033-59563) filed with the Securities and Exchange Commission (the “Commission”) on May 24, 1995, as modified by Registration Statement on Form S-8 (No. 333-11860) filed with the Commission on June 30, 1999;

•                  Registration Statement on Form S-8 (No. 333-100004) filed with the Commission on September 23, 2002, including Post-Effective Amendment No. 1 filed with the Commission on June 2, 2003; and

•                  Registration Statement on Form S-8 (No. 333-119504) filed with the Commission on October 4, 2004.

Under these earlier Registration Statements, the Registrant registered a total of 32,000,000 shares of its common stock, par value $1.00 per share (the “Common Stock”), to be offered and sold in connection with The Toro Company Investment, Savings and Employee Stock Ownership Plan (the “Plan”), taking into account adjustments for two-for-one stock splits effected on April 12, 2005, June 29, 2012 and September 16, 2016. The contents of these earlier Registration Statements (No. 033-59563, No. 333-11860, No. 333-100004 and No. 333-119504) are incorporated by reference in this Registration Statement.

On December 6, 2016, the Board of Directors of the Registrant approved an amendment to the Plan that increased the number of shares of Common Stock authorized for issuance under the Plan from 32,000,000 to 40,000,000, subject to adjustment to reflect changes in the corporate or capital structure of the Registrant, including stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Annual Information.*

*                                         As permitted under Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The rules of the Commission allow the Registrant to incorporate by reference information into this Registration Statement.  This means that the Registrant may disclose important information to you by referring you to another document.

The following documents previously filed by the Registrant and the Plan with the Commission are incorporated by reference into this Registration Statement:

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 (File No. 1-8649);

(b)                                 The Registrant’s Current Report on Form 8-K filed on December 2, 2016 (File No. 1-8649);

(c)                                  The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2015 (File No. 1-8649); and

(d)                                 The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statements filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions (File No. 1-8649).

In addition, all documents filed with the Commission by the Registrant or the Plan (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities being registered, which is Exhibit 5.1 to this Registration Statement, is rendered by Timothy P. Dordell, Vice President, Secretary and General Counsel of the Registrant.  Mr. Dordell owns or has rights to acquire an aggregate of less than 0.5% of the Registrant’s outstanding Common Stock.

Item 6.  Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Section 145 of the DGCL further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 of the DGCL will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of such mandatory indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.  Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145, including liability under the Securities Act.

Article X of the Registrant’s Restated Certificate of Incorporation mandates indemnification of a director or officer of the Registrant or a person serving at the request of the Registrant as a director, officer, employee or agent of another entity to the fullest extent authorized by the DGCL against expenses, liability and loss and authorizes the Board to express such rights in written contracts.

Article X of the Registrant’s Restated Certificate of Incorporation provides, in accordance with Section 102(b)(7) of the DGCL, for the elimination of the personal liability of a director to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director under certain circumstances.

The above discussion of the Registrant’s Restated Certificate of Incorporation and of Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by the Restated Certificate of Incorporation and the DGCL.

The Registrant has entered into indemnification agreements with each of its non-employee directors pursuant to which the Registrant has agreed to indemnify each such director to the fullest extent permitted by law against any expenses, judgments, fines, penalties and amounts paid or owing that arise out of events or occurrences related to such director’s status, capacities and activities with the Registrant.

The Registrant also maintains liability insurance policies which provide for indemnification of a director or officer of the Registrant or a person serving at the request of the Registrant as a director, officer, employee or agent of another entity against certain liabilities under certain circumstances.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of The Toro Company (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated June 17, 2008, Commission File No. 1-8649)

4.2

Certificate of Amendment to Restated Certificate of Incorporation of The Toro Company (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated March 12, 2013, Commission File No. 1-8649)

4.3	Amended and Restated Bylaws of The Toro Company (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated July 19, 2016, Commission File No. 1-8649)

4.4	Specimen Form of Common Stock Certificate (incorporated by reference to Exhibit 4(c) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2008, Commission File No. 1-8649)

4.5

Indenture dated as of January 31, 1997, between The Toro Company and First National Trust Association, as Trustee, relating to The Toro Company’s 7.80% Debentures due June 15, 2027 (incorporated by reference to Exhibit 4(a) to Registrant’s Current Report on Form 8-K dated June 24, 1997, Commission File No. 1-8649)

4.6

Indenture dated as of April 20, 2007, between The Toro Company, as issuer, and The Bank of New York Trust Company, N.A., as Trustee, relating to The Toro Company’s 6.625% Notes due May 1, 2037 (incorporated by reference to Exhibit 4.3 to Registrant’s Registration Statement on Form S-3 as filed with the Securities and Exchange

Exhibit No.	Description
Commission on April 23, 2007, Registration No. 333-142282)

4.7

First Supplemental Indenture dated as of April 26, 2007, between The Toro Company, as issuer, and The Bank of New York Trust Company, N.A., as Trustee, relating to The Toro Company’s 6.625% Notes due May 1, 2037 (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated April 23, 2007, Commission File No. 1-8649)

4.8	Form of The Toro Company 6.625% Note due May 1, 2037 (incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated April 23, 2007, Commission File No. 1-8649)

5.1	Opinion of Counsel Regarding Legality (filed herewith)

23.1	Consent of Counsel (included as part of Exhibit 5.1)

23.2	Consent of KPMG LLP (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	The Toro Company Investment, Savings and Employee Stock Ownership Plan (filed herewith)

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes as follows:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on December 22, 2016.

THE TORO COMPANY
(Registrant)

By:	/s/ Timothy P. Dordell
Timothy P. Dordell
Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Olson	President and Chief Executive Officer and Director	December 22, 2016
Richard M. Olson	(principal executive officer)

/s/ Renee J. Peterson	Vice President, Treasurer and	December 22, 2016
Renee J. Peterson	Chief Financial Officer
(principal financial officer)

/s/ Thomas J. Larson	Vice President,	December 22, 2016
Thomas J. Larson	Corporate Controller
(principal accounting officer)

/s/ Timothy P. Dordell	Directors	December 22, 2016
Timothy P. Dordell

As attorney in fact for Robert C. Buhrmaster, Janet K. Cooper, Gary L. Ellis, Jeffrey M. Ettinger, Katherine J. Harless, Michael J. Hoffman, D. Christian Koch, James C. O’Rourke, Gregg W. Steinhafel and Christopher A. Twomey

The Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on December 22, 2016.

THE TORO COMPANY INVESTMENT, SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN
(Plan)

By:	/s/ Renee J. Peterson
Renee J. Peterson
Vice President, Treasurer and Chief Financial Officer of The Toro Company

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Restated Certificate of Incorporation of The Toro Company	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated June 17, 2008, Commission File No. 1-8649

4.2	Certificate of Amendment to Restated Certificate of Incorporation of The Toro Company	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated March 12, 2013, Commission File No. 1-8649

4.3	Amended and Restated Bylaws of The Toro Company	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated July 19, 2016, Commission File No. 1-8649

4.4	Specimen Form of Common Stock Certificate	Incorporated by reference to Exhibit 4(c) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2008, Commission File No. 1-8649

4.5	Indenture dated as of January 31, 1997, between The Toro Company and First National Trust Association, as Trustee, relating to The Toro Company’s 7.80% Debentures due June 15, 2027	Incorporated by reference to Exhibit 4(a) to Registrant’s Current Report on Form 8-K dated June 24, 1997, Commission File No. 1-8649

4.6	Indenture dated as of April 20, 2007, between The Toro Company, as issuer, and The Bank of New York Trust Company, N.A., as Trustee, relating to The Toro Company’s 6.625% Notes due May 1, 2037	Incorporated by reference to Exhibit 4.3 to Registrant’s Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on April 23, 2007, Registration No. 333-142282

4.7

First Supplemental Indenture dated as of April 26, 2007, between The Toro Company, as issuer, and The Bank of New York Trust Company, N.A., as Trustee, relating to The Toro Company’s 6.625% Notes due May 1, 2037

Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated April 23, 2007, Commission File No. 1-8649

4.8	Form of The Toro Company 6.625% Note due May 1, 2037	Incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated April 23, 2007, Commission File No. 1-8649

5.1	Opinion of Counsel Regarding Legality	Filed herewith

23.1	Consent of Counsel	Included as part of Exhibit 5.1

23.2	Consent of KPMG LLP	Filed herewith

24.1	Power of Attorney	Filed herewith

99.1	The Toro Company Investment, Savings and Employee Stock Ownership Plan	Filed herewith